                          STOCKHOLDER TENDER AGREEMENT


         THIS STOCKHOLDER TENDER AGREEMENT (this "Agreement"), dated the 6th day of January, 1997, by and among Acquisition Drilling, Inc. , a Delaware corporation ("ADI"), DLB Oil & Gas, Inc., an Oklahoma corporation ("DLB"), and the stockholders of Bonray Drilling Corporation, a Delaware corporation (the "Company"), listed on Exhibit A attached hereto (each a "Stockholder" and collectively the "Stockholders").

                                    RECITALS

         Simultaneous with the execution and delivery of this Agreement, ADI and its parent corporation, DLB, are entering into an Agreement and Plan of Merger (as amended from time to time, the "Merger Agreement") with the Company, pursuant to which ADI will commence a tender offer (the "Offer") to acquire any and all shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company.

         As an inducement to DLB and ADI to enter into and perform the Merger Agreement, the Stockholders have agreed to enter into this Agreement, and DLB and ADI are entering into the Merger Agreement in reliance upon the Stockholders' representations, warranties, covenants and agreements contained herein.

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Tender of Stock. Each Stockholder hereby agrees to tender to ADI pursuant to the Offer all shares of Common Stock of the Company now owned or hereafter acquired by the Stockholder prior to the Expiration Date (as defined in the Merger Agreement) (all such shares being defined as the "Shares") and not withdraw any such Shares from the Offer except in accordance with the terms and provisions of this Agreement. Each Stockholder agrees to so tender all Shares presently owned by such Stockholder ("Existing Shares") within 10 business days of commencement of the Offer, and agrees to so tender any Shares hereafter acquired by such Stockholder within 2 business days of such acquisition but in any event prior to the Expiration Date. Attached as
Schedule 1 to this Agreement is an accurate and complete list of all shares of Common Stock beneficially owned by each Stockholder and a list of each option or other right of any Stockholder to acquire shares of Common Stock.

         2. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to ADI and DLB as follows:

                 2.1. Binding Agreement. This Agreement constitutes the legal, valid, and binding agreement of the Shareholder, enforceable against the Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

                 2.2. Shares. Set forth opposite such Stockholder's name on Schedule 1 to this Agreement is the total number of Existing Shares and options or other rights to acquire shares of Common Stock owned by the Stockholder on the date of this Agreement. The Stockholder has all required authority and has taken all necessary action to permit the Stockholder at all times from the date of this Agreement to deliver and sell the Shares.

                 2.3. No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will violate or result in any violation of or be in conflict with, or constitute a default under, the terms of any statute, regulation, agreement, instrument, judgment, decree, rule, or order applicable to the Stockholder.

                 2.4. No Approvals or Notices Required. The execution, delivery, and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated by this Agreement will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing, or notice by the Stockholder under any provision of law applicable to the Stockholder except for any filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, and filings on Schedule 13D under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                 2.5. Title. Upon acceptance for purchase and payment by ADI pursuant to the Offer, ADI will acquire good title to the Shares, free and clear of any claims, liens, charges, encumbrances, security interests, options, warrants, rights to purchase, voting agreements, voting trusts, and charges of any nature whatsoever other than restrictions on transfer under applicable federal and state securities laws. On the date of this Agreement the Stockholder has (and the Stockholder will have at all times up to the purchase by ADI of the Existing Shares) good title to the Existing Shares, free and clear of all claims, liens, charges, encumbrances, security interests, options, warrants, rights to purchase, voting agreements, voting trusts and charges other than restrictions on transfer under applicable federal and state securities laws.

                 2.6. Finder's Fees. No person is, or will be, entitled to any commission or finder's fees from the Stockholder in connection with this Agreement or the transactions contemplated hereby.

         3. Representations and Warranties of ADI and DLB. ADI and DLB hereby represent and warrant to the Stockholders as follows:

                 3.1. Due Authorization. This Agreement has been duly authorized by all necessary action on the part of ADI and DLB and has been duly executed and delivered by ADI and DLB.

                 3.2. No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will violate or result in any violation of or be in conflict with or constitute a default under any terms of the Certificates of Incorporation or Bylaws of ADI or DLB or any statute, regulation, agreement, instrument, judgment, decree, rule, or order applicable to ADI or DLB.

                 3.3. No Approvals or Notices Required. The execution, delivery, and performance of this Agreement by ADI and DLB and the consummation by ADI and DLB of the transactions contemplated by this Agreement will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice by ADI or DLB under any provision of law applicable to ADI or DLB except for filings required by the HSR Act, if applicable, and filings on Schedules 13D and 14D-1 of the Exchange Act.

         4.      Other Agreements of the Stockholders.

                 4.1.     Proxy.  Each Stockholder hereby irrevocably appoints
(i) Mike Liddell and Mark Liddell and each of them, with full power of substitution and resubstitution (or any other designees of ADI), as proxies for the Stockholder to vote, all shares of Common Stock that the Stockholder is entitled to vote (together with any other shares of Common Stock that the Stockholder may become entitled to vote), for and in the name, place, and stead of the Stockholder at any meeting of the holders of shares of Common Stock or any adjournments or postponements thereof or pursuant to any consent in lieu of a meeting, or otherwise, with respect only to the approval of the Merger Agreement, the transactions contemplated by the Merger Agreement, any matters related to or in connection with the merger contemplated in the Merger Agreement (the "Merger"), and any corporate action the consummation of which would violate, frustrate the purposes of, prevent, or delay the consummation of the transactions contemplated by the Merger Agreement (including, without limitation, any proposal to amend the Certificate of Incorporation or Bylaws of the Company or approve any merger, consolidation, sale or purchase of any assets, issuance of Common Stock or any other equity security of the Company (or a security convertible into an equity security of the Company), reorganization, recapitalization, liquidation, winding up of or by the Company, or any similar transaction) and (ii) Raymond H. Hefner, Jr. and Richard B. Hefner and each of them as his true and lawful attorneys-in-fact and agents and in his name, place and stead, to agree to and sign any and all amendments to this Agreement and to receive any and all notices to the Stockholder pursuant to this Agreement, granting to each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person. Each Stockholder agrees that the foregoing proxy is coupled with an interest.

                 4.2. Exclusivity Covenants. From the date of this Agreement, each Stockholder, in his capacity as a stockholder and not in his capacity as a director of the Company, covenants and agrees to negotiate exclusively with DLB and ADI with regard to the acquisition of the Company and will not directly or indirectly: (i) solicit any other buyers for all or any part of the capital stock or assets of the Company or any of its subsidiaries;
(ii) encourage any third parties to bid for any of the assets of the Company or any of its subsidiaries or to purchase shares of its capital stock, or participate in any negotiations or discussions with any such third parties with respect to such matters; (iii) provide business or financial information (not otherwise publicly available) concerning the Company or any of its subsidiaries to any third parties (except as required for the making of necessary regulatory filings or in any judicial or administrative proceeding); (iv) purchase or otherwise acquire shares of or any beneficial interest in any of the capital stock of the Company except upon exercise of options listed on Schedule 1; (v) make, or assist or cooperate with anyone else to make, any proposal to purchase all or any part of the assets or capital stock of the Company; or (vi) enter into any arrangements by himself or itself or with others to directly or indirectly acquire or obtain control of the Company. The Stockholder will immediately notify ADI if he, she or it becomes aware of any efforts by any person or group, directly or indirectly in any manner whatsoever, to acquire or obtain control of the Company. The Stockholder will direct his, her and its financial and other advisers and representatives to comply with each of the foregoing covenants.

                 4.3. Notification of Record Date. At any time from and after the date of this Agreement until the time that ADI purchases Shares pursuant to the Offer, each Stockholder will give ADI fifteen (15) days' prior written notice of any record date for determining the holders of record of the Common Stock entitled to vote on any matter, to receive any dividend or distribution, or to participate in any rights offering or other matters, or to receive any other benefit or right with respect to the Common Stock.

         5.      Termination.  This Agreement (other than the provisions of
Section 6.10) shall terminate on the earliest of (a) the date on which ADI accepts for payment the Shares tendered in the Offer, so long as the Shares are so tendered and not withdrawn; (b) the termination of the Merger Agreement by the Company pursuant to Section 9.4(a) or (c) of the Merger Agreement; or (c) the termination of the Offer by ADI without purchasing any Shares pursuant thereto.

         6.      Miscellaneous.

                 6.1. Assignment. This Agreement is not assignable, by operation of law or otherwise, by any party except pursuant to the laws of descent and distribution (except that any such transferee will be bound by the terms of this Agreement) and except that ADI may assign this Agreement and its rights under this Agreement to a subsidiary of DLB.

                 6.2. Amendments. This Agreement may not be modified, amended, altered, or supplemented, except upon the execution and delivery of a written agreement executed by each party.

                 6.3. Notices. All notices, requests, claims, demands, and other communications under this Agreement will be in writing and will be given (and will be deemed to have been duly received when so given) by delivery, by cable, facsimile, telegram or telex, or by registered mail, postage prepaid, return receipt requested, to the respective parties as follows:

                 If to ADI or DLB:

                          c/o DLB Oil & Gas, Inc.
                          1601 N.W. Expressway, Suite 700
                          Oklahoma City, OK  73118-1401

                          Attn:     Michael J. Blaschke, Esq.
                                    General Counsel

                 With copies to:

                          Harry H. Selph, II, Esq.
                          Fellers, Snider, Blankenship,
                            Bailey & Tippens
                          First National Center
                          120 North Robinson, Suite 2400
                          Oklahoma City, OK  73102-7875

                 If to the Stockholders:

                          c/o Raymond H. Hefner, Jr.
                          Bonray Drilling Corporation
                          4701 N.E. 23rd Street
                          Oklahoma City, OK  73121

                 With copies to:

                          Gary F. Fuller, Esq.
                          McAfee & Taft
                          Two Leadership Square, 10th Floor
                          211 North Robinson
                          Oklahoma City, OK  73102

                 6.4. Governing Law. This Agreement will be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflicts of law.

                 6.5. Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

                 6.6. Effect of Headings. The section headings in this Agreement are for convenience only and will not affect the construction of this Agreement.

                 6.7. Parties in Interest. This Agreement will inure to the benefit of and be binding upon the parties to this Agreement and their respective permitted successors and assigns.

Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

                 6.8. Severability. If any term, provision, covenant, or restriction, or any portion thereof, contained in this Agreement is held by a court of competent jurisdictions to be invalid, void, voidable, or unenforceable, such term, provision, covenant, restriction, or portion will be curtailed whether as to time, area, or otherwise, to the minimum extent required by applicable law and the remaining terms, provisions, covenants, and restrictions will remain in full force and effect and will in no way be affected, impaired, or invalidated.

                 6.9. Certain Definitions; Interpretation. The word "person" when used in this Agreement will be broadly construed to include any individual, company, corporation, partnership, joint venture, trust, firm, or other entity, and the word "affiliate" has the meaning given in Rule 144(a)(1) under the Securities Act.

                 6.10. Expenses. No party to this Agreement will be obligated to pay the expenses of any other party in connection with the transactions contemplated by this Agreement, including, without limitations, the fees and expenses of its counsel and other advisers.

                 6.11. DLB Guaranty. DLB irrevocably guarantees the performance by ADI of all of its obligations under this Agreement.

                 6.12. Facsimile Signature. After execution of this Agreement, the signature pages may be transmitted to the other parties via facsimile so long as the original signature pages are delivered the following business day via overnight delivery service.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Stockholder Purchase Agreement the date first above written.

                                  ACQUISITION DRILLING, INC.,
                                  a Delaware corporation


                                  By:      /S/Mike Liddell
                                     -------------------------------------------
                                  Name:    Mike Liddell
                                  Title:   Chief Executive Officer


                                  DLB OIL & GAS, INC.,
                                  an Oklahoma corporation


                                  By:      /S/Mike Liddell
                                     -------------------------------------------
                                  Name:    Mike Liddell
                                  Title:   Chief Executive Officer

                                  STOCKHOLDERS:

                                  HBH ENTERPRISES ALP

                                  By:      HBH HOLDING CORPORATION,
                                           General Partner


                                           By:     /S/Raymond H. Hefner, Jr.
                                              ----------------------------------
                                           Name:   Raymond H. Hefner, Jr.
                                           Title:  President


                                  /S/Raymond H. Hefner, Jr.
                                  ----------------------------------------------
                                  Raymond H. Hefner, Jr.


                                  /S/Raymond H. Hefner
                                  ----------------------------------------------
                                  Raymond H. Hefner


                                  /S/Richard B. Hefner
                                  ----------------------------------------------
                                  Richard B. Hefner


                                  HEFNER CHILDREN'S TRUSTS


                                  By:      /S/Gary F. Fuller, Trustee
                                     -------------------------------------------
                                  Name:    Gary F. Fuller
                                  Title:   Trustee


                                  /S/James R. Tolbert III
                                  ----------------------------------------------
                                  James R. Tolbert III, Custodian


                                  JAMES R. TOLBERT III REVOCABLE TRUST


                                  By:      /S/James R. Tolbert III
                                     -------------------------------------------
                                  Name:    James R. Tolbert III
                                  Title:   Trustee

                                  EGEAN FINANCIERA CORPORATION


                                  By:      /S/A. Kedros
                                     -------------------------------------------
                                  Name:    Alexandros C. Kedros
                                  Title:   Authorized Signatory


                                  CIRCLE SHIPPING COMPANY


                                  By:      /S/Michael Teriakidis
                                     -------------------------------------------
                                  Name:    Michael Teriakidis
                                  Title:   Secretary


                                  SIERRA FINANCIERA CORPORATION


                                  By:      /S/Michael Teriakidis
                                     -------------------------------------------
                                  Name:    Michael Teriakidis
                                  Title:   Secretary


                                  /S/Michael Teriakidis
                                  ----------------------------------------------
                                  Michael Teriakidis

                                  EXHIBIT "A"





HBH Enterprises ALP

Hefner Children's Trusts

Raymond H. Hefner, Jr.

Raymond H. Hefner

Richard B. Hefner

Egean Financiera Corporation

Circle Shipping Company

Sierra Financiera Corporation

M. Teriakidis

James R. Tolbert III, Custodian

James R. Tolbert III Revocable Trust

                              Bonray Drilling/DLB

                                   SCHEDULE 1
                                       TO
                          STOCKHOLDER TENDER AGREEMENT



HBH Enterprises ALP                                         148,850

Hefner Children's Trusts                                        120

Raymond H. Hefner, Jr.                                       15,170

Raymond H. Hefner                                               960

Richard B. Hefner                                               120

Egean Financiera Corporation                                 29,819

Circle Shipping Company                                       8,570

Sierra Financiera Corporation                                 7,915

M. Teriakidis                                                 6,741

James R. Tolbert III, Custodian                                  10

James R. Tolbert III Revocable Trust                         11,440
                                                            -------

         TOTAL                                              229,715
                                                            =======